Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 11/01/2022 8:00 AM ET

Company Participants

Doug Col - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe - President & Chief Executive Officer

Conference Call Participants

Jon Chappell - Evercore ISI

Jack Atkins - Stephens

Ken Hoexter - Bank of America

Jason Seidl - Cowen

Scott Group - Wolfe Research

Chris Wetherbee - Citi

Amit Mehrotra - Deutsche Bank

Todd Fowler - KeyBanc Capital Markets

James Monigan - Wells Fargo

Ravi Shanker - Morgan Stanley

Tom Wadewitz - UBS

Jordan Alliger - Goldman Sachs

Bascome Majors - Susquehanna

Chris Kuhn - Benchmark

Ariel Rosa - Credit Suisse

Bruce Chan – Stifel

Operator

Good morning. My name is Saskia, and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia, Inc. Third Quarter Conference Call. Today's conference is being recorded. [Operator Instructions].

I will now turn the call over to Doug Col, Saia’s Executive Vice President and Chief Financial Officer. Please go ahead.

Doug Col

Thank you, Saskia. Good morning, everyone. Welcome to Saia's third quarter 2022 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Thanks for joining us today. We sincerely appreciate your patience as we had to work through some technical issues with our earnings call service provider yesterday.

Before we begin today's call, you should note that during the call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's third quarter results. Freight trends have moderated over the last couple of months, but I'm pleased to report this morning that Saia achieved record third quarter revenue and operating income, topping last year's record results.

In the quarter, we averaged approximately 30,500 shipments per day, about 800 fewer shipments per day than in the same quarter last year and down from 32,000 shipments per day average in the second quarter. The Q2 to Q3 daily trends were below normal seasonality. Those shipments were down 2.5% in the quarter. Weight per shipment increased and tonnage was essentially flat to last year at down 0.4%.

Our third quarter revenue of $729 million surpassed last year's third quarter revenue by 18.4%, and our LTL revenue per shipment increased by 20.1%. Our revenue growth, ex-fuel surcharge, continues to be the result of positive pricing and effective mix management. Our yield, or revenue per hundredweight, excluding fuel surcharge, rose 7.8%, reflecting a constructive pricing backdrop despite the moderating demand environment.

Further evidence of stable industry pricing as seen in our average contractual renewal increase of 12.2% in the third quarter. We're committed to providing excellent service to our customers and are investing heavily in the business to expand coverage and it is gratifying to see that our customers see the value in our service offering.

Our third quarter operating ratio of 82.4% was 110 basis points better than our adjusted operating ratio of 83.5% posted in the third quarter last year. You'll remember that the adjusted operating ratio excludes a $4.3 million real estate gain recorded in the third quarter of 2021.

As you've likely seen from our numerous press releases, we successfully opened five new terminals in new markets. And with our Lafayette, Indiana terminal opening this week, we've now opened a total of 11 terminals this year. We do not have any additional openings planned. We're currently planning to open another 10 to 15 terminals in 2023 and our ongoing effort to offer new and existing customers more service options. I'll speak more on our outlook for the rest of the year and the next year after Doug reviews a few more details from our third quarter financial results.

Doug Col

Thanks, Fritz. As mentioned, third quarter revenue increased by $113.3 million to $729.6 million. The components of revenue growth in the quarter were as follows: our yield, excluding fuel surcharge, improved by 7.8% and yield increased by 17.5%, including the fuel surcharge. Tonnage decreased 0.4% attributable to a 2.5% shipment decline and a 2.2% increase in our average weight per shipment. Length of haul was down 2% at 897 miles. Fuel surcharge revenue increased by 74.6% and was 20.5% of total revenue compared to 13.9%, a year ago.

Shifting to the expense side for a few key items to note in the quarter. Our salaries, wages and benefits increased 7.3% from a combination of our July wage increase, which averaged 4.3% across our employee base and also the result of our employee count having grown by approximately 10% year-over-year.

Purchased transportation costs increased by 18.4% compared to the third quarter last year and were 11.7% of total revenue compared to 11.7% in the third quarter of 2021. Truck and rail PT miles combined were 17.1% of our total linehaul miles in the quarter compared to 19.7% in the third quarter of 2021. Fuel expense increased by 60% in the quarter, while company miles increased 8.2% year-over-year. The increase in fuel expense was primarily the result of national average diesel prices rising by over 53% on a year-over-year basis.

Claims and insurance expense increased by 3% year-over-year in the quarter and was up 12.5% or $1.8 million sequentially from the second quarter. Depreciation expense of $40.7 million in the quarter was 13.8% higher year-over-year and $3.7 million more than in the second quarter, primarily due to the onboarding of new tractors and trailers.

Total operating expenses increased by 17.9% in the quarter and with a year-over-year revenue increase of 18.4%. Our operating ratio improved to 82.4% compared to an adjusted operating ratio of 83.5% a year ago. Our tax rate for the third quarter was 23.3% compared to 24.3% in the third quarter last year and our diluted earnings per share were $3.67 compared to $2.98 in the third quarter a year ago. We anticipate an effective tax rate for the full year of approximately 24%. Capital expenditures through September totaled $279 million and will approach $500 million for the full year.

I will now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Doug. Well, as I stated earlier, business levels have moderated over the past couple of months. And obviously, we're also entering some of the seasonally weaker months of the year. With that said, we continue to be pleased with the progress we're having with identifying and securing new locations and targeted expansion markets.

We expect to open a handful of terminals in the first quarter of 2023 and plan to open as many as 10 to 15 locations in 2023. As we will have done with the four terminals this year, we plan to relocate another 10 or so terminals next year that we either outgrown or in some cases, we're moving to put us in a better position operationally or strategically.

All of these openings, both new and relocated terminals are important to our strategy of enhancing our service offering. While our pipeline for terminal openings carries well into 2025, keep in mind that a key benefit of our organic expansion strategy is that it allows us to go at the pace that suits us. Our business cycle is subject to cyclicality and depending on where we are in the cycle, we may see an opportunity to accelerate or even slow our terminal expansion activity.

We are currently planning for business as usual in 2023, and we'll update all of you quarterly on any changes in our opening plans. Each new terminal opening supports our strategy of getting closer to the customer and adding value to the supply chain. We continue to see great response from our existing customers who asked us to handle their freight needs in the new markets. And as our brand grows in the market, we pick up additional customers that are new to Saia.

Internally, we track customer satisfaction on a daily basis and KPIs are focused on customer satisfaction. Our Net Promoter Scores have improved for seven consecutive quarters, further validating our customer-first strategy, a testament to the exceptional service provided by our team members across our growing map.

So, before moving on to questions, I'll just say that our view of the current pricing environment remains constructive and indications are that cost inflation will continue in the business. Pricing to maintain and improve margins is critical in an inflationary cost environment and we'll continue to do our part for our customers in providing great quality and differentiated service to justify the pricing.

With that said, we're now ready to open the line for questions, Operator.

Operator

Thank you, sir. [Operator Instructions] Our first question today comes from Jon Chappell of Evercore. Please go ahead.

Jon Chappell

Thank you and good morning. Fritz, one of the last things you said was the inflationary cost environment. So, I just wanted to focus on two parts there. You said your headcount is up 10% year-over-year, which makes sense given the growth over the last 12 months. As you think about labor and if we layer in PT, which is still elevated by your historical standards, which one of those levers gets pulled first? And can you match them to kind of the slowing tonnage or shipment backdrop that you're seeing today?

Fritz Holzgrefe

Yes, the first thing we want to do is leverage our internal workforce where possible. So, I think over time, you'll see us work through the PT, and that will continue to come down over time. We contract our PT rates. So, as a result, you didn't see necessarily the impact of what you see with current spot rates. So, it's a contractual rate. So, it's incumbent upon us then to leverage our internal assets, our driver network wherever we can to build density. And so that's something that we'll continue to work on Q3 well into Q4 into next year, and that will be an important opportunity for us as we kind of fill in our geography and build needed density across the network.

Jon Chappell

That makes sense. And then a super quick follow-up. Just if you can, any update on the trends in October? I know it will be in your Q, but we're through the month now, any commentary you can give on either the shipment or tonnage or even the price environment?

Doug Col

Yes, I'll jump in here, Jon. October has been the first month really in a while where we've seen kind of a more normal sequential flow through September into October. So, in October, our shipments are down about 4.5%, and our tonnage is down about 3%. We're still seeing a year-over-year weight per shipment number that's improved.

So, again, we bucked seasonality all year, but this was the first month where it kind of felt normal seasonally to us.

Jon Chappell

Okay. That's super helpful.

Doug Col

That will be our expectation going through the rest of the year, and we'll see how that pans out.

Jon Chappell

Great. Thanks Doug. Thanks Fritz.

Fritz Holzgrefe

No problem.

Operator

Thank you. We now move on to Jack Atkins from Stephens with our next question. Please go ahead.

Jack Atkins

Okay, great. Good morning. Thank you for taking my questions. So I guess, Fritz, if we could maybe go back to the pricing and cost discussion for a moment. In the quarter, Doug, I believe you said that contractual rate renewals were up, I think, 12.2% in the third quarter. Any kind of color you can provide us on sort of how that specific metric has trended in October? And do you feel like that, you're seeing rate increases that are covering your cost inflation at this point?

Fritz Holzgrefe

Yes. I mean I think we see a continuing trend around pricing being favorable. The environment is good. But I think what's, for Saia in particular, which is critical, I'll point to what we're doing for the customer. Our service trends are as good as they've ever been. So when you're in that situation, that allows you to continue to support the longer-term proposition around making sure we get paid for that service. So, I think they go hand in hand. So I think the trends are positive. Our service standards are high. So I think that is kind of foundational to be able to continue that pricing trend. And it's based on differentiated service. So I think that helps us, that's supporting our thesis specifically to what's the opportunity at Saia.

Jack Atkins

Okay. Okay. Understood. And then I guess maybe kind of thinking bigger picture about your growth plans here. Fritz, I think you said that the plan for 2023 is sort of business as usual, bringing on 10 to 15 new facilities. When we kind of think about the last year or so, we've been adding a good bit of capacity in terms of new doors coming online, new facilities, upgrading facilities. The shipment growth really hasn't sort of been keeping up with the door growth and we're adding more doors into next year. At what point do you need to see the shipment growth kind of catch up to the footprint that you've been adding, or before you start thinking about maybe, pulling back a bit on the expansion plans to sort of let the market catch up with what you already put in place?

Fritz Holzgrefe

Yes, good question. I mean I think the big thing, the way we look at this is that, when we add doors, we're not thinking about adding doors for, frankly, this year, this quarter or next year or the year after that. It's really kind of a longer-term 10-year horizon, right? So you're adding that capacity. And I think what you're doing when you can provide that, you're providing a new expanded service map for a customer and you can provide great service for it, and you have the opportunity to find a business that operates out of your legacy network into the new coverage that's beneficial. So the mix of business view that you look at is across a larger and growing portfolio.

Now, with that said, what's really, really and I'll underscore, it's important with our geographic expansion initiative is that, we have the ability to slow that, delay that, maybe even in some cases accelerate it, depending on the environment. And what we see right now is that, as we look at the full year, we continue to see that opportunity for us. That's not to say three months or a couple of quarters into next year, where we might say, let's pause. And I don't think that has a material impact on our business. We have the balance sheet that we could delay opening. We're not necessarily pressured by that one way or the other. What we see is a long-term opportunity for us to continue to improve our service map. And if we think, there are opportunities for us to do that, we will. If the market isn't accepting of that, I think we back off or we slow down or delay. So I think, I like the optionality here.

Jack Atkins

Okay. Thank you again for the time.

Operator

Thank you. We now have Ken Hoexter of Bank of America with our next question. Please go ahead.

Ken Hoexter

Hi, good morning, Fritz and Doug, and thanks for putting up with all the questions on moving the call. Maybe just talk about, how you think about the progression of the operating ratio here. So, if we start thinking about a deterioration in volumes, it looks like you're working to hold price pretty well. Maybe just talk about how we should think about it, if you're jumping back to seasonality where tonnage is down 3% and shipments down 4.5%. How should we start thinking about that into the fourth quarter and next year?

Doug Col

Hey, Ken, good morning. I'd say for the fourth quarter, I mean, like I said, we're pretty pleased with October or just that it was something we expected finally kind of occurred this year. So we're going to expect normal seasonality through the end of the year. And with that, we would expect that our historical margin degradation would come in pretty much in line.

So historically, we've seen around 200 basis points as you move from Q3 to Q4 of deterioration or degradation in the OR. And based on what we saw in October, we would think we could hit it. If there's a fall off in volume, or we don't get kind of the end of the month normal pickup in one of the months remaining and maybe it's a little worse than that, but I think about 200 basis points is our target as we sit today with one month under our belt.

And then moving into next year, I mean, we've always said, because we felt like, we've really improved our service and had a valuable product to our customers, but yet, still had a pricing gap. So walking into a year, we expect to be able to improve margins by providing good service and then charging a fair price, which is market. And as we do that, that's generated a lot of the margin improvement we've seen. So as we move into 2023, that would be our goal.

Now, look, if shipments and tonnage are going to be negative all year, then that's going to be challenging to do. I don't know, everybody's got a different economic model and when do things stabilize or turn positive across industrial and retail economy. But our view is that we've got an opportunity to continue to raise the service, charge more for it to improve margins, and we'll just see what kind of a macro environment we're dealt as we move into 2023.

Ken Hoexter

And I'm sorry if I missed this earlier, but did you talk about kind of your early -- is it too early for pricing discussions or timing for GRI and how you think that might flow as we move into a decelerating freight environment, knowing that, as you said, you've got to catch up on pricing relative to peers?

Doug Col

Yes, I mean, our view would be that, we certainly can't fall behind. So we haven't made any announcement yet. We typically don't kind of lead the pack in terms of when we announce things. But the largest carrier in our industry has already kind of come out and laid out their plans for next year, which includes an increase 1st of January.

So we'll kind of watch the market. But if everyone else does and we sit on our hands, we fall behind. So that's not going to put us in a better position and a flat environment doesn't allow us to price for the cost inflation we're seeing that we've been talking about.

Fritz Holzgrefe

Yes. I think I'd add that, you're renewing contracts throughout the year for the national accounts. So the quarter -- third quarter renewals, that reflected the mix of contracts that came up in that quarter. So we would expect -- I don't know if it's going to maintain that rate, but we would expect to continue to negotiate with our customers pointing out the service offering and the underlying costs are inflationary. So we're going to have to keep continuing to focus on pricing in the contractual negotiations as well.

Ken Hoexter

Thanks, Fritz. Thanks, Doug. Appreciate the time.

Operator

Thank you. We now move on to Jason Seidl of Cowen with our next question. Please go ahead.

Jason Seidl

Thank you, operator. Fritz, Doug, good morning, gentlemen. I wanted to talk a little bit about how we should view the quarter. Obviously, you saw a degradation in seasonality in 3Q and then, you've seen the return to normal seasonality here in October. How much of that degradation of seasonality do you think was just a pull forward of people's shipping habits this year?

Doug Col

Good morning, Jason. It's hard to say. I mean the normal Q2 to Q3 seasonality would have been something like down 1.5% to 2%. And for us, Q2 to Q3 shipments per day were down about 5%. So it was a big break to seasonality, but there's -- the weight per shipment is in our view, a combination of the health and strength of our industrial customers.

And in our view, the industrial customers probably weren't seeing the same kind of inventory issues play out that we saw across some of the retail landscape. To the extent we have retail volume in our network, if some of those shipments were down, that also supports the higher weight per shipment we saw.

So I mean, all-in-all, we were certainly pleased with the quarter, given the trends we saw on the shipment side. But we know some of the shipment trends are kind of self-inflicted and we're okay with that.

Because you see that evidenced in our mix and selecting the freight that works for us and doing business with the customers and the value of the service has been a good path for us to be on, and we intend to stay on it. So we're pleased with Q3. And again, we'll see if the seasonality that we saw in October continues.

Jason Seidl

Okay. Fair enough. And directionally, how should we think about CapEx into 2023 and sort of a more stabilized environment, not one which you have to pull back anything.

Doug Col

Yeah. I think you'll probably see similar levels of CapEx. I mean, we've still got a pretty nice pipeline of real estate opportunities. And like Fritz mentioned in his comments, you might see us act on some real estate activities, be it land or terminals. And not necessarily have to open them. It wouldn't be a bad thing if we end up stockpiling a few things. So I don't think we're going to be shy about making good investments even if we don't open them. If we make good investments and find properties that will put us in a better position or in a new market, I think you'll see us continue to act on it, because we do have a good balance sheet.

I don't know what kind of cyclicality is ahead of us over the next few quarters, but I don't think Saia's balance sheet, since the spin out 20 years ago, has ever been better positioned to thrive in a cyclical industry than it is today.

Jason Seidl

That's for sure. If I could sneak one more in here, Fritz, you mentioned plans to open more terminals as we look into 2023, but you said that you would be flexible about that. What type of environment would you need to see that's out there for you to pullback in your expansion lines?

Fritz Holzgrefe

I think it would be in a situation, it would be two things. One that, it would be an environment in which you saw a significant sort of economic contraction. And then for us discretely, the facilities, maybe in a particular market or something like that, maybe in a situation where the business, we didn't see appropriate levels of ongoing activity to support an opening. And in that case, you're not not doing an opening, you're simply delaying it. So I think it's kind of the sort of overall macro conditions and discrete conditions you may see in a particular market.

Jason Seidl

Okay. Fair enough. Gentlemen, I appreciate the time as always.

Fritz Holzgrefe

Thanks, Jason.

Operator

Thank you. Next up is Scott Group from Wolfe Research. Please go ahead.

Scott Group

Hey thanks. Good morning guys. So I don't think I got the September tonnage and shipments, if you can give us that. And do you think there was much of a hurricane impact in September, and do you think that's impacting the September to October seasonality here?

Doug Col

Hey, good morning Scott. I'll run through the monthly numbers. I know we put them out mid-quarter but I will just go ahead and run through them. So on the shipment side, in July, shipments were down 1.1% per day. In August, shipments per workday were down 1.9% and in September, shipments per workday were down 4.5%. And as I mentioned, the trend here in October is running down about 4.5%.

Moving out of tonnage in July, tonnage per workday was up 2.9%. In August, tonnage per workday was up 0.4%. And in September, tonnage per workday was down 4.1%. And again, in October, tonnage per day was down about 3%. For us, I think as I remember it was towards the end of the month, I'd say, given the markets that were impacted and the way we prepared for them, I don't think it was a driver of the results. I mean, the shipment trends in September were pretty well established at down 4% or so. So I don't think it had a big impact on the business. It's certainly disruptive to all of our employees and their families in that area. And when those things happen, that's the thing we think about most, but it wasn't that impactful to the volumes, I don't think.

Scott Group

Okay. And then in terms of the fourth quarter operating ratio, Doug, you talked about 200 basis points. You look back over the last eight years or so, I think there's only been one year where it's been 200 basis points or more, it's typically better than that. So any additional color there?

And then maybe just separately, there's so much focus on LTL and the impact of fuel. Just maybe how you think about the impact of fuel in the third quarter, and how do you think the impact would be if we go into a period of lower fuel prices? I know that's not happening right now, but just people are focused…?

Doug Col

When I look back and give our guide on these quarterly sequential moves, we use an adjusted number. We try to adjust for accident volatility. You'll remember with our level of retention or deductible that that can swing some quarters. So the number we speak to is an adjusted number. But in terms of the current outlook, I think given the volumes we're seeing today and our ability to work on optimization and taking out major costs around things like PT and all that, I think we feel pretty good about it.

Scott Group

On the fuel piece?

Fritz Holzgrefe

Yeah. Listen, as you know, Scott, I mean, it's a cost in the business for sure, and it's something that we've got to make sure that we continue to price for. And that's part of the ongoing cost structure of the business. Now, obviously, at lower levels, fuel price levels, the surcharge comes down. It can be a bit of a headwind. But at the end of it, what really comes down to, it's incumbent upon us to get the entire pricing right. So that's one element of it. And that's our focus. We know that at different times in the volatility that's associated with that, there are some swings in profitability. But as we measure the business, assess the business, we really focus on the all-in cost and all-in price. So we've just got to deal with it as we go through the cycles.

Scott Group

Okay. Thank you, guys.

Operator

Thank you. We now have Chris Wetherbee of Citi next. Please go ahead.

Chris Wetherbee

Hey, thanks. Good morning, guys. One of your competitors talked about cost inflation on certain shipments running, kind of, 7% to 9%. And as we carry into the end of this year, maybe the beginning of next year, I wanted to get your sense, that sounds, sort of, right what you're seeing in your network? And I guess when you think about that potential level of cost inflation, do you think that sort of contract resets as we think about next year, likely to kind of get close to that, maybe be a little bit below or above? What are your, kind of, general thoughts about on that price cost dynamic?

Doug Col

Yes. I think those numbers make a lot of sense to us high single-digit, ex-fuel on the cost side is, kind of, where we're at these days it feels like. We feel good about our ability to go to the customer, demonstrate value, and it's not like we're bringing a message to them they haven't heard. They're feeling inflation across their business as well. We seek to partner with them and provide good service, and overcome the cost challenges. So we feel pretty good about that.

I mean, like Fritz said, you know, fuel is a component of it. That enters into all these negotiations. Obviously, not all of our contractual customers pay a fuel surcharge that is similar to what's out there in the national tables that you all can see on all of our websites. A lot of them pay a lot lower than that. So you just have to have a negotiation, which really looks at everything in total and looks at the total price we offer to the customer compared to the market. So we'll continue to try to price above that inflation. And I think we'll be successful.

Chris Wetherbee

Okay. That's helpful.

Fritz Holzgrefe

I think it's important to highlight is that through that, you're certainly looking at opportunities to drive productivity in the business to more efficiently run your linehaul, your city operation. But at the end of it, you probably aren't going to be able to recover that level of inflation through productivity gains. So then it really comes down to making sure you're executing and providing service and value to the customer, then that supports being able to push the pricing thesis, which is really critical. And because the underlying cost in the business remain inflationary. There's only so much you can do to deal with that internally.

Chris Wetherbee

Okay. That's helpful. And then just following up maybe along those lines, what are your thoughts around labor, I guess, labor availability and maybe your thoughts for hiring as you're thinking about some of those terminals potentially coming online in the first quarter. How does the pipeline look? And what are your thoughts in terms of head count as we think about next year?

Fritz Holzgrefe

Yes. You know, I think that the recruiting environment is a little bit, I mean if you talk to us at any time over the last seven, eight, ten years, we've talked it's always challenging to hire drivers and find really skilled dock professionals. But it's maybe a little bit easier than it has been in the last couple of years. So that helps overall. And I would say as you add facilities in new markets, one of the benefits you get out of it is you're the new player in town and you're bringing in the new growing dynamic business, and you can offer sort of qualitative benefits to a driver around maybe a shorter commute or maybe it's a the opportunity to pick a start time or something like that. Those things are qualitative differences. So that helps. We find it's a little bit easier and often in new markets to add new drivers. So I think that we'll be able to staff the facilities as we need to. We feel pretty good about that.

Operator

We now move to Amit Mehrotra of Deutsche Bank. Please go ahead.

Amit Mehrotra

Thanks operator. Hi, everyone. First, my first question, so if I look at revenue per shipment, ex fuel, it was up like 10.2% in the quarter. And then if I look at cost, ex fuel, per shipment, they were up like 13.7%. So there was a negative spread between rev per shipment ex fuel and costs per shipment ex fuel, which is like the first time that's happened in a long time. And so I guess the question I have is, are we just at the point in the cycle where pricing off of this high base is just obviously a little bit harder, the cost inflation is still unabated. So the right expectation is, as we move kind of over the next fourth quarter to 2023, we take a pause in margin expansion, because of this dynamic with where pricing is relative to cost inflation? Just to get your thoughts on that.

Doug Col

Well, I'm not sure where we go in terms of exact margin numbers, but I wouldn't pin it all to a fuel discussion. Fuel is very inflationary. We don't break out the exact fuel costs for you. I know you've done some analysis, but we don't give you the fuel expense discretely. So it's hard to put a fine point on it.

But if I think about our OpEx per shipment in the quarter, fuel and other expenses in that line explained more than 50% of the increase. So labor was another probably a quarter of it. And underneath that, you've got things like purchased transportation where we've seen some cost inflation also. We don't expect that to continue. Depreciation for us because of the investments in the business is running up as well. But if you think about the fuel component, that enters into that pricing discussion and there's kind of a compounding benefit over time of the work we've already done.

Amit Mehrotra

I'm not talking about fuel. I'm excluding fuel. I'm not talking about fuel. I'm trying to exclude fuel from the discussion.

Doug Col

Yes. So the cost inflation is running in that high single, low double-digit range. And to your point, revenue per shipment, ex fuel up 10% is covering that. Where we go from here, we'll have to see. But our intent is to continue to price to keep up with that underlying cost expense, ex fuel.

Amit Mehrotra

Yes. Okay. That makes sense. Yes, go ahead.

Fritz Holzgrefe

Yes. If anything, you have to double down on that now, right. We understand the underlying cost pressures that we have. We understand that there's only so much we're going to be able to take out productivity. And then we know what we're doing for the customer. Listen, that just drives the thesis of, listen, we've got a charge for that sort of level of service. And that's where our focus has got to be.

Amit Mehrotra

Yes. That's a perfect segue to my second question, because I want to understand the opportunity to further improve the mix of business as a proxy for revenue per shipment. So when I look across the sector, I see Saia's length of haul, weight per shipment, higher or longer than certain peers, but then the revenue per shipment is 5% to 10% lower. And to me, that speaks to the prospective opportunity in my mind. I just want to get your thoughts on kind of your ability to be somewhat acyclical. I mean you're not immune to the cycle, obviously, but there just seems to be this like gap between where your mix should be and where it is today that it's outside of the macro. And do you still feel like the macro is turning, but there's still opportunity to kind of more than offset that with some of the idiosyncratic mix opportunities?

Fritz Holzgrefe

Listen, Amit, regardless of the environment, and certainly in a more heated environment, maybe it's relatively more straightforward to how you can close that gap, I guess. But the fact of the matter is, when we stack our revenue per bill, our mix of business up to the national competitors, we stack up our level of service and our service trends to the national competitors, we see that we need to fill in the geography to be able to help find the addressable market that is going to pay -- that gets us to a more market-based rate. So I think the opportunity remains for us. I don't see anything that says that is tempered, maybe it slows, doesn't go quite as fast. But I think our opportunity remains even through a slower period. And I think it's important that we continue to maintain service levels to be able to do that and then do the right things around costs, where we can get productivity, we've got to get that. But we can't give up on the service level because at the end of the day, we've got to be able to charge for it.

Amit Mehrotra

Last question for -- go ahead.

Doug Col

Keep in mind, too, and then we've got a bunch of people in the queue. We'll have to get you want to follow-up with additional ones. But keep in mind too, part of our pricing story, I mean, it's a path we've been on, but all of our high-quality competitors have been doing the same thing. So there's still an opportunity to close that gap. And if you think about accessorials, again, for example, in the quarter, I mean, if our revenue per bill or per shipment increase in the quarter, 40% of that or so was just from an improvement in the accessorials. And we still see the data and feel like we're below market there. So we'll continue to push that opportunity to be paid fairly.

Amit Mehrotra

Thanks a lot. I appreciate it.

Doug Col

Thanks.

Operator

[Operator Instructions] Thank you. And up next, we have Todd Fowler of KeyBanc Capital Markets. Please go ahead.

Todd Fowler

Great. Thanks and good morning, and thanks for the extra time to think about the questions here today. I guess sticking with the pricing conversation. Fritz, as I look at the contract renewals, I'm actually a little bit surprised to see the acceleration to that 12.2% in the third quarter. It's been moving up from first quarter to second quarter now into third quarter, and you've got some more challenging comps, it's probably difficult to tease out how much of that is service versus how much of that is some changes that you've been doing internally with the comp structure. But I guess, can you give some sense on how much you think is related to those two buckets? And then is there a way to think about maybe how much of your book still needs to reprice. I know it comes up pretty ratably, but when you think about the large national accounts and kind of the service changes that you've been making kind of that sustainability of the contract levels, the contract renewals at these levels? Thanks.

Fritz Holzgrefe

Thanks, Todd. I mean I think, first and foremost, in order to be able to get any sort of competitive increase to the customer, you have to have a compelling service proposition. And I think our team is doing a great job with that. And that kind of creates the backdrop so that a focused and well-positioned sales force can go make that pitch to close that. So they've got to go hand in hand to be able to land that sort of contractual renewal number. But you know well that the customer doesn't provide a volume commitment with that, right?

So you've got to continue to perform once you get those contracts in place so that you don't get optimized or a customer doesn't trade you out for another option in the quarters to come. I don't have a good feel for what inning we're in. The thing I know is if I look at benchmark, simply benchmark our sort of revenue per bill and kind of normalize it for weight per shipment, length of haul versus the other of our peer national competitors, I still see a runway. And what's really important is where I see a differentiation is on the service side, right? So, we feel like, we're doing a better job than some of those acclaimed national competitors. And that means that, we've got to be able to continue to deliver that to the customer, and be in a position to arm our sales force with something that says, listen, you're getting great service, customer and these are more market rates for that level of service. So, I still think we're kind of in the early innings, mid innings, just simply by benchmarking ourselves versus the others. But I think the key thing is that, service trend is so critical to all this.

Todd Fowler

Okay. And Fritz, I don't want to put words in your mouth, but it sounds like you're feeling is it's more service than some of the changes you've done internally to compensate the sales force?

Fritz Holzgrefe

I think its service for sure. And I think that a successful sales professional has got a great product to sell and then properly incentivized, those things work pretty well.

Todd Fowler

Yes. Okay. All right. I'll turn it over. I know you've got a lot of people to get to. Thanks.

Operator

Thank you. And up next, we have Allison Poliniak of Wells Fargo. Please go ahead.

James Monigan

Hey, guys. It's James on. I just wanted to sort of follow-up on that question around the pricing gap. In the down environment or a weaker environment, how should we think about your ability to close that gap? Obviously, you're probably outperforming peers on pricing, but will you get essentially less pricing in a weaker environment? And then sort of on the cost side, are there any discrete items, the cost that would come out, like the slow terminal expansion, should we expect sort of essentially some costs to fall out or sort of CapEx to follow? Just sort of trying to understand sort of the puts and takes in pricing and discrete cost items in a weaker environment?

Doug Col

Yeah. On the pricing side, I mean, we'll have to see how it plays out, but you think there might even be an opportunity. If we're a lower price to start with and entering into a negotiation with a customer, you think our service would be a pretty attractive option for them. So you think that perhaps, whatever volume trends are out there, maybe we do a little less worse, right, because maybe we're an option for a customer that they hadn't used us enough before and they use us and they see the quality we provide. And maybe we're a little bit lower priced, even though we're raising prices. So we'll have to see how that plays out.

On the openings, like Fritz mentioned in his commentary, I think if we get into the back half of the year, we really saw unstable trends or deterioration in volume trends. There are some terminals that we could kind of put on the shelf and even though they're ready to open, maybe not put the OpEx into them. But a lot of these smaller terminals, they get to breakeven pretty quickly these days. And there's not huge cost dollars to pull out. But activity-wise, people-wise, workload-wise, we could choose to slow them down and wait for a better opportunity.

James Monigan

Got it. And just to follow-up on a point you made earlier in the call. I think you had called out some weakness by end market – among retail have those specific sort of end market trends moderated at all, or is it sort of continuing even though the overall book of business is gone seasonality?

Doug Col

There wasn't any specific call out just in general, what you read, and we saw some of it with retail customers. But no specific end markets. But no, it's just kind of been there for a few months that way. We haven't seen any further deterioration or anything like that.

James Monigan

Thank you very much.

Doug Col

Thanks, James.

Operator

Thank you. And we now move over to Ravi Shanker of Morgan Stanley. Please go ahead.

Ravi Shanker

Great. Thanks. Good morning, everyone. So just a quick question on service versus price because you and your peers have all been saying that, hey, we're getting better pricing for service. How do we think about the kind of long-term trajectory there? Kind of does that mean there's like a max cap on the pricing you can get because the industry service can only get so good? I mean you can't be better than perfect or does that mean that you can get better price over time because like not everyone can reach that level. So just trying to get a sense of whether that pricing power can accelerate or kind of tapers off here a little bit as your service keeps getting better and better.

Fritz Holzgrefe

Yes. I think specifically to Saia, if I look at how we assess and measure service and compare that to the peer group, we stack up pretty well. And then I look at our relative pricing versus that same peer group and I see that we have an opportunity to close that gap. So, I think for Saia discreetly, I think we have some runway there for sure, right?

I just think that as we continue to increase our addressable market, as we continue to execute on that repeatable service, customer expectation is going to be there, and we can be in a position to continue to first push the pricing thesis. Now the industry in total, I think that I think over time, what's going to happen is that you're going to differentiate on service. I think it's already happening today.

And I think that those that can continue to provide high levels of service and value to the customer, I think those will differentiate and gain share over time. So I think that as the supply chains, onshore chains, adjust to e-commerce, et cetera, I think that LTL is probably in a good position generally for our market to continue to grow and then I think the differentiation there is going to be who can do the best job the customer, and that's where the growth is going to be.

Ravi Shanker

Got it. And maybe as a follow-up, can you just unpack some of the differences you're seeing in the end markets out there kind of consumer or industrial which ones potentially kind of more at a kind of macro risk going into '23. Can you also briefly comment on what you're seeing out there in the energy markets obviously, very volatile now?

Fritz Holzgrefe

Yes. I think generally, I would tell you Ravi, that we don't have a call out for a particular end market or even energy for that matter. I think what I would say is that the result that we have posted and highlighted have really been sort of uniform across our book of business. So, there isn't really a call out for a region or even an end market per se. I think we've seen it kind of trend in that way. So, I don't have any insight that we can provide for you there.

Ravi Shanker

Very good. Thank you.

Operator

And up next, we have Tom Wadewitz at UBS. Please go ahead.

Tom Wadewitz

Yeah, good morning. You provided some commentary, I think on October that, I guess, the seasonal pattern was a little bit better or the pattern was a little better relative to seasonality than September but you're down, I don't know, 4.5% year-over-year. How do you think about the full quarter? Is that -- you're saying like mid-single-digit decline in tonnage? Is that what we should think about for the 4Q trend?

Doug Col

Normal seasonality from here would be the months kind of get weaker as you go, right? But in terms of a year-over-year comparison, the comps get a little bit tougher. So, I expect if normal seasonality plays out, maybe trends to look similar in terms of per workday analysis and potentially down just based on the comps.

Tom Wadewitz

Okay. So something down kind of mid-single-digits tonnage-wise would be consistent with the comments you're providing.

Doug Col

Yes, low to mid-single-digits probably.

Tom Wadewitz

Okay. I know you've been asked quite a few questions on kind of cost versus price. I don't think you've really talked about headcount. And Doug, I think you said headcount was up something like 10% in the quarter. Would you expect -- even recognizing you're going to do more new terminals, would you expect that number to be more moderate in terms of headcount increase in 2023, so if you're in a flat tonnage environment is headcount up 5% instead of up 10%. How much flexibility do you have on that and that would obviously help your cost structure?

Fritz Holzgrefe

Yes. I think it will be -- it will moderate into next year. I think one of the things you do in an environment like this is that kind of really managed their productivity and ours kind of uniform around reducing hours and that sort of thing to kind of leverage your driver force. We might tick up a little bit on the driver side, simply as we look to continue to build density around our linehaul network. So that would be in-sourcing more of the PT. But I would think that from where we have been from a headcount growth, you'll see it kind of more moderate into next year.

Doug Col

Thanks, Tom.

Tom Wadewitz

Right. Okay. Thanks for the time.

Operator

Thank you. And we now move to Jordan Alliger of Goldman Sachs. Please go ahead.

Jordan Alliger

Yes. Hi. Just a couple of quick questions. You talked a bunch about costs, but can you update sort of where you are right now, fixed costs versus variable costs? And then, do you have a sense for -- we talked about tonnage, but how revenue per day might be looking as we've moved through October? Thank you.

Doug Col

Yes. I mean the fixed cost conversation, really doesn't change quarter-to-quarter. I mean, 35% or so of our costs are fixed. And we've got some blended costs in there that move it around a little bit depending on where you're at with your network and all, but that hasn't changed much. And then, we don't have any, pricing is still positive in our view, and we don't have a revenue guidance after the month of October.

Jordan Alliger

All right. I'll leave it there. Thanks.

Operator

Thank you. And we'll move to Bascome Majors of Susquehanna with our next question. Please go ahead.

Bascome Majors

Yes. To follow-up on Tom's question about headcount is, can you just clarify is 10% up for year-end with the numbers you report a decent approximation for this year? And just looking at employees per shipment, per day and other metrics, it's still, call it, 12%, 15% below where that was in 2018, 19. Is there some cyclical fluff with the growth here that that number can start to go back to other levels, or is it just naturally as you grow the network and expand to more markets that number needs to be a little lower than it was historically. Thank you.

Doug Col

In terms of the year-end number, I think that's probably about the trend, right trend. Like Fritz said, we don't have any other new terminals planned for this year. We've got some relocations we're doing. In terms of the longer-term trend, we have to invest not only in the new terminals, but the infrastructure somewhat to support them back here. But like Fritz said, at least into next year, I think the pace of growth even with the terminal adds we've planned will probably moderate some from what we've seen this year.

Fritz Holzgrefe

And I think part of it is where it could adjust still, we're looking at opportunities to build density around linehaul. So that's in-sourcing that would be adding headcount there. So that's in the mix and you essentially replacing one cost stream with an internal cost stream when you do that. So that would be part of our sort of medium-term view.

Bascome Majors

But it sounds like with the additions and expansions even with a moderate decline in tonnage next year, headcount will probably be up just not nearly as much as the last few years.

Fritz Holzgrefe

Yes, it could be.

Bascome Majors

Thank you.

Operator

Thank you. And next up is Chris Kuhn of Benchmark. Please go ahead.

Chris Kuhn

Hey, good morning. Good morning, Fritz. Good morning, Doug. Thanks for squeezing me in at the end here. Hey, just Fritz, a quick question on the pricing. You talked about the pricing gap between peers. I mean is that both based in accessorials? And do some of the accessorial fees go down in the supply chain solution and some of those fees maybe get less as we go forward? Thanks.

Fritz Holzgrefe

No, the accessorial fees reflect service, right? And if anything, as we focused on making sure those are built into the pricing structure, you're in a position, if we're providing liftgate service or inside delivery or HazMat or service in the high-cost areas. I mean those are all real hard costs that we have to pass along to the customer, and that's part of the supply chain cost for them.

Our peers, we think one of the biggest differences in relative pricing of Saia versus the other national competitors specifically around the areas of accessorial. So as we continue to get those in place, we have an opportunity to move those to closer to market as well. And I think that even in a looser environment, maybe the pace of change slows, but they're real. And so I think that, that's something that there's a stickiness that comes with that.

Chris Kuhn

Okay, okay. Great. Thanks, guys.

Operator

Thank you. And next is Ari Rosa of Credit Suisse. Please go ahead.

Ariel Rosa

Hey, good morning, Doug, Fritz. So I wanted to go back to one of the questions from earlier. In the context of -- you've added 11 service centers this year, but system-wide shipments and tonnage are flat. You saw OR improvement. So is there a way to think about the dynamics in terms of where the OR might have been for this quarter, if you hadn't added those additional terminals and kind of what the incremental costs are of carrying additional terminals? Or is that kind of the wrong way to think about it, especially as we think about the incremental costs associated with adding more terminals next year, if we're looking at an environment where volumes might continue to be flat.

Fritz Holzgrefe

Well, I think it's important to understand the context of terminal additions. We would never add a terminal with the idea of this quarter or next quarter, right? So that's just not part of the equation. Adding a terminal means you think there's a 7-10 year opportunity in a specific market. So you're not thinking about it in that context.

The terminals that we're adding right now are, they have different roles for us depending on where they are. You recall that we added a Atlanta Northwest terminal in December of last year. And that was a critical opening because that actually was important to the Atlanta market. We were able to provide incremental service. And we actually took stem time cost out to be able to provide that service. So that actually got pretty quick payback. And frankly, the Atlanta market operates better than it ever has in the company's history. So that's important.

And then if you think about a market like Lafayette, Indiana, which we just opened up, the 24th. And that terminal, that market, we were trying to service that from Indianapolis. And that's difficult to do. It's an hour from the terminal, a beautiful facility in Indianapolis. Now you get to an industrial market that provides potentially some incremental shipments coming out of it and also we can do a better job for the customer in there. And although it's investment to do that, it's de minimis in the whole scheme of things.

So the openings that we've had haven't had a drag, if anything, they have been neutral to well positive. So that's why even in a slower period, we're continuing to look at these as potential opportunities for us because not only there's some short-term benefit in many cases, but longer term, they make a ton of sense.

Ariel Rosa

Got it. So just to clarify, and I understand, of course, the terminal additions are a long-term investment, but you don't see yourself necessarily as carrying additional costs associated with those terminal openings.

Fritz Holzgrefe

Listen, the terminals I just described, particularly the one we opened 10 days ago, it's not operating at a company average by any stretch, right? It's brand new. So we realize that there's a drag there. But we think that even in a short period of time, that's not a meaningful impact on the financials. So thus, we opened it, thus, we continue with it.

Ariel Rosa

Okay. That's very helpful. Thanks so much.

Operator

Thank you. And our last question today comes from Bruce Chan of Stifel. Please go ahead.

Bruce Chan

Hi. Thanks. Morning, Fritz and Doug, I just want to follow up here on your comments around the contractual PT commitments. How should we be thinking about that in terms of timing? Is that something that tracks pretty evenly by quarter as the market normalizes, or do those come due in any big chunks?

Doug Col

No, I think it's pretty ratable through the year. We're probably 95% or so of our PT is run with partners on a contract basis. So we're kind of taking them as they come and we should, not that we'll necessarily see a reduction, but the rate of inflation we've seen around PT cost will certainly moderate going forward.

Bruce Chan

Got it. That's super helpful. And then just maybe one last point of clarification. We've talked a lot about discrete terminal openings here, but how do terminal expansions factor into your plans? And what do you have going on for the remainder of the year?

Doug Col

Yes. I think in total this year, I think we will have -- when it's all said and done, we will have relocated four facilities into new and/or improved locations. Next year, we've got a pretty busy calendar as well in terms of relocations, expansions, probably -- if we get everything done we want, it'll probably be up to 10 or so relos next year. And sometimes this is just a better part of town. Sometimes it's a buy versus a lease replacement, sometimes it's just you needed more doors. So a number of things drive it. But as your business grows, your volumes grow, the needs across the network change over time, and that's just something ongoing for all of us in this business.

Bruce Chan

Okay. Got it. So if we were to think about total number of doors this year and next year, do you have a ballpark of what that might be?

Doug Col

This year, I think once all said done, would probably add 5% to 6% of the door count. And next year could be similar to that.

Bruce Chan

Got it. Okay. Appreciate it

Doug Col

Thank you.

Fritz Holzgrefe

All right. I think we've covered all the outstanding questions. Thank you for your interest in Saia and participation on the call. And again, I apologize with the having to reschedule due to the technical issues yesterday, but glad that we were able to reconvene today and tell everyone and describe what's going on at Saia and what the compelling long-term opportunity is. Thanks for your time.

Operator

Thank you. That concludes today's call. You may now disconnect.